Exhibit 99.1
GLOBAL INDUSTRIES, LTD.
2.75% SENIOR CONVERTIBLE DEBENTURES DUE 2027
CUSIP 379336AE0
NOTICE OF MERGER, FUNDAMENTAL CHANGE AND NON-STOCK CHANGE OF
CONTROL
November 21, 2011
     We refer to that certain Indenture (the “Indenture”), dated as of July 27, 2007, relating to the 2.75% Senior Convertible Debentures due 2027 (the “Debentures”) of Global Industries, Ltd., a Louisiana corporation (the “Company”), between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”). Capitalized terms used but not defined herein shall have the respective meanings given to them in the Indenture.
     We also refer to that certain Agreement and Plan of Merger (the “Merger Agreement”) dated as of September 11, 2011 among the Company, Technip S.A., a société anonyme organized under the laws of France (“Technip”), and Apollon Merger Sub B, Inc., a Louisiana corporation and an indirect, wholly-owned subsidiary of Technip (“Merger Subsidiary”). As previously reported by the Company, pursuant to the Merger Agreement, at the Effective Time (as such term is defined in the Merger Agreement), the following events will occur:
1.	Merger Subsidiary will be merged (the “Merger”) with and into the Company;

2.	each share of common stock, $0.01 par value, of the Company (the “Common Stock”) (other than shares in treasury of the Company or owned by Technip, Merger Subsidiary or any of their affiliates) outstanding immediately prior to the Effective Time shall be converted into the right to receive $8.00 in cash, without interest (the “Merger Consideration”); and

3.	the Company will be the surviving corporation in the Merger and will become an indirect, wholly-owned subsidiary of Technip.
     This letter hereby serves as notice to the Trustee and the Holders, pursuant to Section 10.11 of the Indenture, that the Merger is expected to become effective on or about December 1, 2011, and that after the Merger is completed holders of Common Stock shall be entitled to exchange their Common Stock for the Merger Consideration.
     This letter also serves as notice to the Holders, pursuant to Section 10.01(d) of the Indenture, that a Fundamental Change will occur upon the consummation of the Merger on December 1, 2011. Accordingly, pursuant to Section 10.01(a)(vi) of the Indenture, at any time beginning on December 2, 2011 until 5:00 p.m., New York City time, on the Business Day preceding the date to be established by the Company as the “Fundamental Change Repurchase Date” relating to the Fundamental Change, the Holder of any Debentures not previously redeemed or purchased shall have the right, at such Holder’s option, to convert the principal amount of the Debentures held by such Holder, or any portion of such principal amount which is an integral multiple of $1,000, in the manner provided in Section 10.02 of the Indenture. Pursuant to Section 10.07 of the Indenture, in connection with the consummation of the Merger, the Company and the Trustee will enter into a supplemental indenture providing that the Debentures shall, without the consent of any Holders of Debentures, be convertible into the Merger Consideration that such Holder would have been entitled to receive upon the consummation of the Merger had each $1,000 principal amount of the Debentures been converted into a number of shares of Common Stock equal to the Conversion Rate immediately prior to the consummation of the Merger. The Company’s conversion obligation with respect to Debentures that are converted at any time after the consummation of the Merger will be fixed at an amount in cash equal to the Conversion Rate of 28.1821 multiplied by $8.00, which is the Merger Consideration payable for each share of Common Stock outstanding immediately prior to the consummation of the Merger. As a result, Holders will be entitled to receive $225.46 per $1,000 aggregate principal amount of Debentures surrendered for conversion.
     In addition to the notice contemplated by Section 10.01(d) of the Indenture, this Notice also constitutes the notice of the anticipated Effective Date of a Non-Stock Change of Control referred to in Section 10.05(d) of the Indenture. The consummation of the Merger will constitute a Non-Stock Change of Control and the anticipated Effective Date of the Non-Stock Change of Control is December 1, 2011.
     Additional Information
     Pursuant to Section 3.04(a) of the Indenture, following the consummation of the Merger, each Holder of Debentures will also have the right, at such Holder’s option, to require the Company to repurchase all of such Holder’s Debentures or any portion thereof that is a multiple of $1,000 principal amount on the Fundamental Change Repurchase Date to be specified by the Company, at a cash repurchase price equal to 100% of the principal amount of the Debentures being repurchased, plus accrued and unpaid interest to, but not including the Fundamental Change Repurchase Date. The Company will mail to all Holders of record of the Debentures on the date of the Fundamental Change a Company Repurchase Notice, which will specify the Fundamental Change Repurchase Date and contain more information about the procedures that Holders must follow in order to exercise their right to require the Company to repurchase the Debentures.
     Should you have any questions about the foregoing, please contact the undersigned at (281) 529-7799.

GLOBAL INDUSTRIES, LTD.

By: Name:	/s/ Russell J. Robicheaux Russell J. Robicheaux
Title:	Senior Vice President, Chief Administrative
Officer, General Counsel and Secretary